Exhibit 16.1

June 14, 2011

Meng Hua, Chief Financial Officer
Dahua, Inc.
8th Floor, Officer Tower 3, Henderson Center
#18 Jianguomennei Street, Dongcheng District
Beijing, China 100005

Re: Auditor relationship

Dear Ms. Meng:

This is to confirm that the client-auditor relationship between Dahua, Inc. and Child, Van Wagoner & Bradshaw, PLLC has ceased effective June 14, 2011, when we were notified via an e-mail of your decision to dismiss us.

Sincerely,

Russell E. Anderson, CPA
Child, Van Wagoner & Bradshaw, PLLC

cc: SECPS Letter File
US Securities & Exchange Commission
100 F Street, NE
Washington, DC 20549